CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Torray Funds and to the use of our reports dated February 22, 2010 on the financial statements and financial highlights of The Torray Fund and The Torray Institutional Fund, each a series of shares of beneficial interest in the Torray Funds. Such financial statements and financial highlights appear in the 2009 Annual Reports to Shareholders which are incorporated by reference into the Statement of Additional Information

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 30, 2010